Exhibit 4.9

EXECUTION COPY

SHAREHOLDERS’ AGREEMENT

By and among

GENERAL ELECTRIC INTERNATIONAL OPERATIONS COMPANY, INC.

GOLDEN MEDITECH (BVI) COMPANY LIMITED

CHENGXUAN INTERNATIONAL LTD.

and

CHINA MEDICAL TECHNOLOGIES, INC.

Dated as of January 19, 2005

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SECTION 7.06	TIME IS OF ESSENCE	24
SECTION 7.07	WAIVER	24
SECTION 7.08	AMENDMENT	24
SECTION 7.09	ASSIGNMENT AND SUCCESSION	24
SECTION 7.10	NO THIRD PARTY BENEFICIARIES	24
SECTION 7.11	SPECIFIC PERFORMANCE	24
SECTION 7.12	GOVERNING LAW	24
SECTION 7.13	HEADINGS	25
SECTION 7.14	COUNTERPARTS	25

Schedule A Ownership of Ordinary Shares

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THIS SHAREHOLDERS’ AGREEMENT (this “Agreement”), is made as of January 19, 2005, by and among:

A. CHINA MEDICAL TECHNOLOGIES, INC., a company incorporated in the Cayman Islands with limited liability with its registered address at Walkers SPV Limited, Walker House, Mary Street, PO Box 908GT, George Town, Grand Cayman, Cayman Islands (the “Company”);

B. CHENGXUAN INTERNATIONAL LTD., a company incorporated in the British Virgin Islands with limited liability with its registered address at The Mill Mall, PO Box 92, Road Town, Tortola, British Virgin Islands, (“Chengxuan”);

C. GENERAL ELECTRIC INTERNATIONAL OPERATIONS COMPANY, INC., a company incorporated in Delaware, the United States with its registered address at Corporate Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware, United States of America, (“GE”); and

D. GOLDEN MEDITECH (BVI) COMPANY LIMITED, a company incorporated in the British Virgin Islands with limited liability with its registered address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Meditech”).

RECITALS

WHEREAS, the Company, Chengxuan, GE and Meditech are parties to a Subscription Agreement, dated as of January 19, 2005 (the “Subscription Agreement”), pursuant to which Chengxuan, GE and Meditech have agreed to subscribe for an aggregate of 200,000,000 Ordinary Shares, par value U.S.$0.1 per share, of the Company (the “Ordinary Shares”);

WHEREAS, each Shareholder owns the number of Ordinary Shares set forth opposite the name of such Shareholder in Schedule A hereto as of the date of this Agreement;

WHEREAS, the parties hereto desire to provide certain rights and obligations of the Shareholders and the Company with respect to the Ordinary Shares as hereinafter provided; and

WHEREAS, the Company’s and the Shareholders’ obligations under the Subscription Agreement are conditioned upon the execution and delivery by the Shareholders and the Company of this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01 Certain Defined Terms. For the purposes of this Agreement:

“Affiliate” means, with respect to any specified Person who is an individual, such Person’s spouse and children under 18, and with respect to other specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Board” means the board of directors of the Company.

“Business” means the research, development, production, marketing, distribution and sale by the Company’s subsidiary, YDME of medical devices and equipment, including but not limited to high intensity-focused ultrasonic devices for treatment of tumors.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the PRC.

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of share capital, capital stock, partnership interests (whether general or limited), limited liability company interests or equivalent ownership interests in such Person.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Covered Person” means a Shareholder or any Affiliate of a Shareholder and their successors and assigns, and any officer, director, manager, shareholder, employee, partner or member of a Shareholder, its Affiliates or their successors and assigns.

“Director” means a Person who is a member of the Board.

“EBITDA Interest Ratio” means, with respect to any period of time, the earnings before interest, tax, depreciation and amortization for such period divided by interest incurred during such period, computed based on the financial statements for such period filed with relevant tax authorities in accordance with the following formula: (net income + interest + income tax + depreciation + amortization)/interest.

“Encumbrance” means, with respect to any property, any mortgage, charge, pledge, lien, lease, easement, servitude, right of others, security interest or encumbrance of any kind in respect of such property (including any conditional sale or other title retention agreement, any financing or similar statement or notice).

“Exchangeable Note” means the exchangeable note issued on June 29, 2004 by Chengxuan to Green Wall Development Ltd., exchangeable for certain Ordinary Shares held by Chengxuan.

“GE Competitor” means any Person which directly or indirectly engages or participates anywhere in the world in research, development, manufacturing, assembly, distribution or sale of medical imaging equipment, or patient monitoring equipment or information systems for use with such equipment or services related to the foregoing.

“Initial Public Offering” means the first underwritten public offering of the Ordinary Shares of the Company or American Depositary Shares representing such Ordinary Shares on an internationally recognized stock exchange or automated securities trading system with total offering proceeds of at least U.S. $25 million, after the payment of all fees and expenses of such offering.

“Meditech Competitor” means any Person which directly or indirectly engages or participates anywhere in the world in research, development, manufacturing, assembly, distribution or sales of medical equipment related to blood recovery, blood purification, blood preservation and virus inactivation or provision of blood stem cells storage facilities or accessories services or drug to combat against HIV infection.

“New Securities” means any Capital Stock of the Company, including rights, options and warrants to purchase Capital Stock of the Company, and any security convertible into Capital Stock of the Company.

“Note Purchase Agreement” means the Note Purchase Agreement dated as of June 29, 2004 between Chengxuan and Green Wall Development Ltd. with respect to the Exchangeable Note.

“Option Exercise Agreement” means the Option Exercise Agreement dated as of November 16, 2004 between GE (China) Co., Ltd. and Chengxuan pursuant to which GE (China) Co. Ltd. acquired a 4.99% equity interest in YDME from Chengxuan.

“Original Share Price” means US$0.099308 per Ordinary Share, subject to adjustment to reflect any stock dividend, split-up, reverse stock split, share redemption or repurchase, recapitalization, consolidation, exchange of shares or similar transaction or any other extraordinary change in the Ordinary Shares (including, without limitation, the declaration or payment of an extraordinary dividend of cash, securities or property) occurring after the date hereof.

“Permitted Transferee” means, with respect to a specified Person, (i) any Affiliate of such Person, (ii) a donee of Ordinary Shares who is a member of the family of such Person or any trust for the benefit of any such family member and (iii) a transferee of Ordinary Shares who receives such Ordinary Shares by will or the laws of descent and distribution. For purposes of this definition, the word “family” shall include any spouse, lineal ancestor or descendant, brother or sister.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“PRC” means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.

“Sale” means, in respect of any Ordinary Share, property or other asset, any sale, assignment, transfer, distribution or other disposition thereof or any participation therein, or other conveyance of legal or beneficial interest therein, or any short position in a security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instruments, whether voluntarily or by operation of law or any agreement or commitment to do any of the foregoing.

“Shareholders” means Chengxuan, GE and Meditech and any other signatory hereto who is deemed a “Shareholder” pursuant to the terms of this Agreement.

“Supply Agreement” means the GE Ultrasonic Equipment Supply Agreement, dated as of March 19, 2003, between YDME and GE (China) Co., Ltd., as amended.

“Third Party” means, with respect to any Shareholder, any other Person (other than a Permitted Transferee of such Shareholder).

“YDME” means, Beijing Yuande Bio-Medical Engineering Co., Ltd., a wholly foreign-owned enterprise established under the laws of the PRC.

SECTION 1.02 Definitions. The following terms have the meanings set forth in the Section set forth opposite such term:

Definition	Location
“Accepting Party”	3.03(c)(iii)
“Accepted Shares”	3.03(c)(iii)
“Agreement”	Preamble
“Auditors”	4.01(a)
“Chengxuan”	Preamble
“Chengxuan Entity”	3.04(a)
“Company Exclusivity Period”	5.06(b)(ii)
“Company”	Preamble
“Designated Shares”	3.04(a)
“Exercise Notice”	5.02(b)
“GE Exclusivity Period”	5.06(c)(ii)
“GE”	Preamble
“Losses”	6.01
“Material Event”	3.05(b)
“Meditech”	Preamble
“Notice of Election”	3.03(c)(ii)
“Notice of Issuance”	5.02(b)
“Offer”	3.03(a)

Definition	Location
“Offer Notice”	3.03(a)
“Offer Period”	3.03(c)(ii)
“Offer Price”	3.03(a)
“Offered Shares”	3.03(a)
“Opportunity Notice”	5.06(b)(i)
“Ordinary Shares”	Recitals
“Other Shareholder”	3.03(a)
“Project Notice”	5.06(c)(i)
“Proposed Offeree”	5.02
“Proposed Transferee”	3.04(a)
“Prospective Seller”	3.03(a)
“Prospective Transferee”	3.07
“Reallotment Securities”	5.02(c)
“Response Period”	3.04(d)
“Sales Offer”	3.04(a)
“Subscription Agreement”	Recitals

SECTION 1.03 Interpretation and Rules of Construction. In this Agreement, except to the extent that the context otherwise requires:

(i)	when a reference is made in this Agreement to an Article, Section Schedule, Preamble or Recitals, such reference is to an Article, Section, Preamble or Recitals of, or a Schedule to, this Agreement unless otherwise indicated;

(ii)	the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii)	whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv)	the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v)	all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi)	the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii)	any law defined or referred to herein or in any agreement or instrument that is referred to herein means such law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor laws;

(viii)	references to a Person are also to its permitted successors and assigns; and

(ix)	the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE 2

GOVERNANCE

SECTION 2.01 Composition of the Board of the Company.

(a) Initially, the Board shall consist of five Directors. From the date hereof until such time as the parties hereto otherwise agree, Chengxuan shall have the right to nominate two Directors and Meditech shall have the right to nominate one Director. In addition, there shall be two independent Directors nominated by Chengxuan to the Board of the Company. The Shareholders agree to take all necessary action to appoint such nominees. If any vacancy occurs on the Board, the Shareholder entitled to nominate such outgoing Director shall have the right to nominate a replacement therefor, and the Shareholders agree to take all necessary action to appoint such replacement nominee.

(b) After an Initial Public Offering, the Company may increase the size of the Board and increase the number of independent Directors as necessary to comply with the applicable listing requirements of the stock exchange or automated securities trading system on which the Ordinary Shares or American Depositary Shares representing the Ordinary Shares are traded.

SECTION 2.02 Observer Right.

A representative of GE may attend all meetings of the Board in a nonvoting capacity; provided that such representative shall not disclose any business of the Board to any Person, other than GE or its Affiliate, or except as in accordance with Section 5.08. The Company shall give written notice to GE at least ten days prior to each meeting of the Board, specifying the time, place and agenda of such meeting. Such representative shall be entitled to receive (i) all documents and materials submitted to the Board for review or approval, (ii) true and complete copies of minutes of all Board meetings and (iii) any other information given to any Director in the same manner and at the same time as such documents, materials and information are given to any such Director. The Company shall reimburse GE’s representative for reasonable expenses incurred by such representative in connection with the Board meetings consistent with the Company’s reimbursement of the Directors.

SECTION 2.03 Composition of the Board of Directors of YDME.

The board of directors of YDME shall consist of three directors (the “YDME Directors”). From the date hereof until such time as the parties hereto otherwise agree, Chengxuan shall have the right to nominate one YDME Director, Meditech shall have the right to nominate one YDME Director, and GE shall have the right to nominate one YDME Director. The Company shall appoint the candidates nominated by Chengxuan, Meditech and GE to the board of directors of YDME. If any vacancy occurs on the board of directors of YDME, the Shareholder entitled to nominate such outgoing YDME Director shall have the right to nominate a replacement therefor, and the Shareholders agree to take all necessary action to cause the Company to appoint such replacement nominee.

ARTICLE 3

TRANSFER OF SHARES

SECTION 3.01 Legends. (a) The Company shall affix to each certificate evidencing the Ordinary Shares issued to the Shareholders a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN A SHAREHOLDERS’ AGREEMENT DATED AS OF JANUARY 19, 2005, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE REGISTERED OFFICE OF THE ISSUER. NO REGISTRATION OF TRANSFER OF THESE SHARES WILL BE MADE ON THE REGISTER OF MEMBERS OF THE ISSUER UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH.”

provided that, upon the termination of this Agreement, upon receipt by the Company of a written request from the beneficial holder of the Ordinary Shares represented by such certificate, such legend shall be removed.

Prior to the registration of the Ordinary Shares under the US Securities Act of 1933, as amended, the Ordinary Shares will also bear a legend to the following effect:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE US SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE ISSUER STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT OR THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT.

(b) In the event that any Ordinary Share shall cease to be subject to the restrictions on transfer set forth in this Agreement, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Ordinary Share without the legend required by Section 3.01(a).

SECTION 3.02 Certain Restrictions on Sale and Encumbrance. (a) (i) As long as GE remains a Shareholder, no other Shareholder shall, without the prior written consent of GE, directly or indirectly make or solicit any Sale of, or create, incur or assume any Encumbrance with respect to, any Ordinary Share owned by such other Shareholder to or in favor of any GE Competitor.

(ii)	As long as Meditech remains a Shareholder, no other Shareholder shall, without the prior written consent of Meditech, directly or indirectly make or solicit any Sale of, or create, incur or assume any Encumbrance with respect to, any Ordinary Share owned by such other Shareholder to or in favor of any Meditech Competitor.

(b) No Shareholder shall, directly or indirectly (through the transfer of Capital Stock of any Person that holds, or controls any Person that holds, such Ordinary Share), make or solicit any Sale of any Ordinary Share owned by such Shareholder, other than any Sale to a Permitted Transferee or any Sale in accordance with this Article 3. No Sale of Ordinary Share to a Permitted Transferee shall be effective if a purpose or effect of such Sale shall have been to circumvent the provisions of this Section 3.02.

(c) No Shareholder shall create, incur or assume any Encumbrance with respect to any Ordinary Share owned by such Shareholder without the prior written consent of each other Shareholder.

SECTION 3.03 Rights of First Refusal. (a) Subject to the rights of GE and Meditech under Sections 3.02(a), 3.04 and 3.05, if at any time during the term of this Agreement any Shareholder receives from or otherwise negotiates with a Third Party a bona fide offer (an “Offer”) to purchase any Ordinary Share held by such Shareholder, prior to consummating such Sale, such Shareholder (the “Prospective Seller”) shall provide the other Shareholders (the “Other Shareholders”) with written notice of such Offer (an “Offer Notice”). The Offer Notice shall identify the Third Party making the Offer, the number of Ordinary Shares to be purchased in the Offer (the “Offered Shares”), the price per Ordinary Share to be paid (the “Offer Price”), the form of consideration proposed to be paid and all other material terms and conditions of the Offer.

(b) If the Offer Price specified in an Offer Notice is payable in property other than cash, the Other Shareholders shall have the right to pay the Offer Price in cash in an amount equal to the value of such property at the time of payment. If the Prospective Seller and the Other Shareholders who wish to purchase the Offered Shares (acting together) cannot agree on the cash value of such property within ten days after such Other Shareholders’ receipt of the Offer Notice, the value of such property shall be determined by an appraiser of recognized standing selected jointly by the Prospective Seller and such Other Shareholders (acting together). If they cannot agree on an appraiser within 20 days after receipt of the Offer Notice, within a further five-day period, the Prospective Seller and such Other Shareholders (acting together ) shall each select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing to determine the value of such property. The value of such property shall be determined by the appraiser selected pursuant to this Section 3.03(b) within one month from its appointment, and such determination shall be final and binding on the Prospective Seller and such Other Shareholders. The cost of such appraisal shall be shared equally by the Prospective Seller, on the one hand, and such Other Shareholders, on the other hand (each Other Shareholder shall pay its pro rata portion of such costs based on the number of Offered Shares acquired by each such Other Shareholder). If the Offer Period as specified in Section 3.03(c)(ii) has expired but for the determination of the value of the Offer Price offered by the Prospective Seller, then the Offer Period shall be extended to the fifth Business Day after such valuation shall have been determined to be final and binding pursuant to this Section 3.03(b).

(c) (i) The receipt of an Offer Notice by the Other Shareholders from a Prospective Seller shall constitute an offer by such Prospective Seller to sell to such Other Shareholders at the Offer Price any or all of the Offered Shares pro rata, in accordance with the following formula. Each such Other Shareholder shall be entitled to purchase, upon the terms specified in the Offer Notice, a number of Ordinary Shares equal to (x) the number of Offered Shares multiplied by (y) a fraction, the numerator of which is the number of Ordinary Shares owned by such Other Shareholder and the denominator of which is the number of Ordinary Shares owned by all Other Shareholders who wish to purchase Offered Shares. If any Other Shareholder wishes to purchase less than all the Ordinary Shares such Other Shareholder is entitled to purchase in accordance with the preceding sentence, the Ordinary Shares such Other Shareholder declines to purchase shall be allocated among the Other Shareholders who wish to purchase such additional Ordinary Shares according to the same formula, mutatis mutandis.

(ii)	Such offer shall remain open and irrevocable for a period of 30 days after receipt of the Offer Notice by the Other Shareholders (as may be extended pursuant to Section 3.03(b), the “Offer Period”). Each Other Shareholder may accept the offer by sending a written notice of election (the “Notice of Election”) to the Prospective Seller with a copy to the Other Shareholders prior to expiration of the Offer Period. The Notice of Election shall specify the maximum number of Ordinary Shares such Other Shareholder is willing to purchase pursuant to this Section 3.03, including any Additional Ordinary Share, if any, and any other terms and conditions not inconsistent with this Agreement. Upon expiration of the Offer Period the Prospective Seller shall allocate in accordance with this Section 3.03 any shares to be sold pursuant to this Section 3.03 and promptly notify each Other Shareholder of its determination.

(iii)	If an Other Shareholder (an “Accepting Party”) agrees with the Prospective Seller’s allocation of Offered Shares in accordance with Section 3.03(c)(ii) (the “Accepted Shares”) it shall, within five days of receipt of the Prospective Seller’s notice delivered in accordance with Section 3.03(c)(ii), purchase from the Prospective Seller, and the Prospective Seller shall sell to such Accepting Party, the Accepted Shares at the Offer Price and in accordance with all the material terms and conditions of the Offer set out in the Offer Notice; provided that the Accepting Party may pay the Offer Price in cash in amount equal to the value of any property included in the Offer Price determined pursuant to subparagraph (b) above.

(d) The Prospective Seller and each Accepting Party shall determine a closing date for the sale of the Accepted Shares, which date shall be no later than 30 days after the expiration of the Offer Period (or longer if required by applicable law). At the closing, the Prospective Seller shall, against delivery of the applicable purchase price, deliver to the Accepting Party certificates evidencing the Offered Shares being sold to such Accepting Party, duly endorsed and, if applicable, accompanied by written instruments of transfer in form reasonably satisfactory to such Accepting Party, duly executed by the Prospective Seller free and clear of any and all Encumbrances (other than Encumbrances imposed by this Agreement).

(e) Any Offered Shares not purchased by Accepting Parties pursuant to this Section 3.03 (whether as a result of a failure of any Other Shareholder to exercise its rights hereunder or to comply with the timing obligations hereunder) may be sold by the Prospective Seller to the Third Party specified in Section 3.03(a) at a price not lower than that contained in the Notice of Election and on terms not more favorable to such Third Party than were contained in the Notice of Election. Such sale must be completed within 60 days (or longer if required by applicable law) after the expiration of the Offer Period. In any event, if such Sale is not completed within 90 days after the expiration of the Offered Period, the Prospective Seller shall no longer be permitted to sell such Offered Shares pursuant to this Section 3.03 without again fully complying with the provisions of this Section 3.03 and all the restrictions on sale, transfer, assignment or other disposition contained in this Agreement shall again be in effect.

(f) Notwithstanding anything to the contrary in this Section 3.03, the provisions of this Section 3.03 shall not apply to any Sale to a Permitted Transferee.

SECTION 3.04 Co-Sale Rights/Tag Along Rights. (a) Subject to the rights of GE and Meditech under Section 3.02, if, at any time, and from time to time, Chengxuan or an Affiliate of Chengxuan (a “Chengxuan Entity”) desires to make a Sale of all or part of the Ordinary Shares held by the Chengxuan Entity to a Third Party (the “Proposed Transferee”), the Chengxuan Entity shall, prior to consummating such Sale and prior to delivery of any Offer Notice pursuant to Section 3.03, provide GE and Meditech with written notice of such proposed Sale (the “Sale Offer”). The Sale Offer shall contain (i) the number of Ordinary Shares proposed to be transferred pursuant to such Sale (the “Designated Shares”), (ii) the number of ordinary shares to be held by the Chengxuan Entity on its own, and by Chengxuan and its Affiliates in the aggregate, after consummation of the Sale to the Proposed Transferee, (iii) the name and address of the Proposed Transferee, and (iv) the proposed purchase price, terms and payment and other material terms and conditions of the Proposed Transferee’s offer.

(b) (i) If, following the Sale of the Designated Shares to the Proposed Transferee, Chengxuan, its Affiliates and GE would collectively own less than 50% of the outstanding Capital Stock of the Company, on a fully-diluted basis, then GE shall have the right to require that the Proposed Transferee purchase, and the Chengxuan Entity shall be obligated to cause the Proposed Transferee to purchase, at the same price and on the same terms and conditions as offered by the Proposed Transferee to the Chengxuan Entity, all or a portion of the Ordinary Shares held by GE.

(ii)	If GE exercises its co-sale right to sell all but not less than all of its Ordinary Shares pursuant to Section 3.04(b)(i), then Meditech shall also have the right to require that the Proposed Transferee purchase, and the Chengxuan Entity shall be obligated to cause the Proposed Transferee to purchase, at the same price and on the same terms and conditions as offered by the Proposed Transferee to the Chengxuan Entity, all of the Ordinary Shares held by Meditech.

(iii)	If GE exercises its co-sale right to sell a portion of its Ordinary Shares pursuant to Section 3.04(b)(i), then Meditech shall also have the right to require that the Proposed Transferee purchase, and the Chengxuan Entity shall be obligated to cause the Proposed Transferee to purchase, at the same price and on the same terms and conditions as offered by the Proposed Transferee to the Chengxuan Entity, a fraction of all Ordinary Shares held by Meditech, of which the number of Ordinary Shares GE elects to sell is the numerator and the total number of Ordinary Shares held by GE prior to such sale is the denominator.

(c) (i) If, following the Sale of the Designated Shares to the Proposed Transferee, Chengxuan, its Affiliates and GE would collectively own 50% or more of the outstanding Capital Stock of the Company, on a fully-diluted basis, then GE shall have the right to require that the Proposed Transferee purchase, and the Chengxuan Entity shall be obligated to cause the Proposed Transferee to purchase, at the same price and on the same terms and conditions as offered by the Proposed Transferee to the Chengxuan Entity, a portion of the Ordinary Shares held by GE calculated on a pro rata basis in accordance with the formula set forth in Section 3.04(c)(iii).

(ii)	If GE exercises its tag-along right pursuant to Section 3.04(c)(i), then Meditech shall also have the right to require that the Proposed Transferee purchase, and the Chengxuan Entity shall be obligated to cause the Proposed Transferee to purchase, at the same price and on the same terms and conditions as offered by the Proposed Transferee to the Chengxuan Entity, a portion of the Ordinary Shares held by Meditech calculated on a pro rata basis in accordance with the formula set forth in Section 3.04(c)(iv).

(iii)	If Meditech does not exercise its tag-along right pursuant to Section 3.04(c)(ii), then the number of Ordinary Shares to be purchased from GE shall equal a fraction of the Designated Shares, of which the number of Ordinary Shares held by GE prior to consummation of such sale is the numerator and the total number of Ordinary Shares held by the Chengxuan Entity and GE prior to consummation of such sale is the denominator.

(iv)	If Meditech does exercise its tag-along right pursuant to Section 3.04(c)(ii) then the number of Ordinary Shares to be purchased from GE and Meditech, respectively, shall equal a fraction of the Designated Shares, of which the number of Ordinary Shares held by GE or Meditech, respectively, prior to consummation of such sale, is the numerator and the total number of Ordinary Shares held by the Chengxuan Entity, GE and Meditech prior to consummation of such sale is the denominator.

(d) For a period of fifteen (15) Business Days after the Sale Offer is made (the “Response Period”), GE and Meditech may exercise their co-sale rights under paragraph (b) above or their tag-along rights pursuant to paragraph (c) above, as applicable, by separately delivering a written notice to the Chengxuan Entity (with a copy to GE or Meditech, as applicable) stating (i) GE or Meditech’s, as applicable, determination to exercise its rights hereunder and (ii) the number of Ordinary Shares to be purchased by the Proposed Transferee from GE or Meditech, as applicable. GE shall also notify Meditech within ten (10) Business Days after the Sale Offer is made if it intends to exercise its co-sale right or tag-along right pursuant to this Section 3.04.

(e) If, at the end of the Response Period, GE has not given notice to the Chengxuan Entity of its decision to exercise its rights hereunder, then the Chengxuan Entity shall have 45 days (which period may be extended to the extent necessary to obtain required governmental approvals for such Sale) in which to sell the Designated Shares to the Proposed Transferee at a price not higher than that contained in the Sale Offer and on terms not more favorable to the Chengxuan Entity than were contained in the Sale Offer. Promptly after any sale pursuant to this Section 3.04, the Chengxuan Entity shall notify GE, Meditech and the Company of the consummation thereof and shall furnish such evidence of the completion (including time of completion) of such sale and of the terms thereof as GE, Meditech or the Company may reasonably request.

(f) If at the end of any such 45 day period provided for in this Section 3.04, the Chengxuan Entity has not completed the sale of the Designated Shares, the Chengxuan Entity shall no longer be permitted to sell such Designated Shares pursuant to this Section 3.04 without again fully complying with the provisions of this Section 3.04 and all the restrictions on sale, transfer, assignment or other disposition contained in this Agreement shall again be in effect. Chengxuan shall be responsible for ensuring that its Affiliates comply with the terms of this Section 3.04.

SECTION 3.05 Buy-Sell Arrangement between Chengxuan and GE and Meditech. (a) Upon the occurrence and during the continuance of a Material Event (as defined below), Chengxuan shall promptly notify GE and Meditech in writing of such Material Event, specifying the date and circumstances thereof. Subject to paragraph (c) below, GE shall have the right, (i) for a period of ten (10) Business Days after such notification is received by GE, or (ii) at any time after GE independently becomes aware of such Material Event, to require Chengxuan to purchase all but not less than all of the Ordinary Shares owned by GE. GE shall provide written notice to Chengxuan and Meditech of its decision to exercise its put-right hereunder and, subject to paragraph (c) below and the Option Exercise Agreement, Chengxuan shall, within 10 Business Days of receipt of such notice (or longer if required by applicable law), purchase all but not less than all of the Ordinary Shares held by GE as specified in the notice delivered by GE at a price per share equal to 1.15 times the Original Share Price.

(b) Subject to paragraph (c) below, upon receipt by Meditech of GE’s written notice exercising its put-right pursuant to paragraph (a) above, Meditech shall also have the right for a period of ten (10) Business Days after GE’s notification is received to require Chengxuan, upon delivery of written notice to Chengxuan and GE, to purchase all but not less than all of the Ordinary Shares held by Meditech as specified in the notice delivered by Meditech at a price per share equal to 1.15 times the Original Share Price, and Chengxuan shall purchase all but not less than all of the Ordinary Shares held by Meditech in accordance with paragraph (c) below. If GE does not exercise its put-right pursuant to this Section 3.05 then Meditech shall have no rights pursuant to this Section 3.05.

(c) If both GE and Meditech exercise their rights hereunder, Chengxuan shall purchase Ordinary Shares from GE and Meditech within ten (10) Business Days after Meditech’s notification is received. The number of Ordinary Shares to be purchased from GE and Meditech, respectively, shall equal the product of (A) the total number of Ordinary Shares to be purchased by Chengxuan and (B) a fraction, the numerator of which shall be the total number of Ordinary Shares owned by GE or Meditech, respectively, and the denominator of which shall be the total number of Ordinary Shares owned by GE and Meditech.

(d) For purposes of this Section 3.05, “Material Event” means any of the following:

(i)	Chengxuan and its Affiliates collectively cease to own less than 35% of the then issued and outstanding Ordinary Shares;

(ii)	there is a substantial change in the nature of the Business, as determined by GE in good faith;

(iii)	there is (i) a merger, consolidation, amalgamation or similar transaction involving the Company upon completion of which the Shareholders do not hold shares representing at least 50% of the voting Capital Stock of the Company or the surviving entity in such transaction, as the case may be, (ii) a sale of all or substantially all of the assets of the Company or (iii) an issuance of shares of the Company upon completion of which the Shareholders do not hold shares representing at least 50% of the Company’s voting Capital Stock;

(iv)	YDME’s EBITDA Interest Ratio is lower than two;

(v)	no dividend has been declared and distributed during any successive two year period;

(vi)	there is a material breach by YDME of the Supply Agreement or by the Company of this Agreement; and

(vii)	any proceeding shall be instituted by or against YDME or the Company seeking to adjudicate YDME or the Company as bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization.

SECTION 3.06 Improper Sale or Encumbrance. Any attempt not in compliance with this Agreement to make any Sale of, or create, incur or assume any Encumbrance with respect to, any Ordinary Share shall be null and void and of no force and effect, the purported transferee shall have no rights or privileges in or with respect to the Company, and the Company shall not give any effect in the Company’s stock records to such attempted Sale or Encumbrance. Furthermore, the Shareholder and the other parties engaging or attempting to engage in such Sale shall indemnify and hold harmless the Company and each of the Shareholders from all Losses that such indemnified Persons may incur in enforcing the provisions of this Agreement.

SECTION 3.07 Transferee to Execute. Each Shareholder agrees that it will not, directly or indirectly, make any Sale of, or create, incur or assume any Encumbrance with respect to, any ordinary shares owned by such Shareholder unless prior to the consummation of any such Sale or the creation, incurrence or assumption of such Encumbrance, the Person to whom such Sale is proposed to be made or the Person in whose favor such Encumbrance is proposed to be created, incurred or assumed, including any permitted Transferee (a “Prospective Transferee”), (i) executes and delivers this Agreement to the Company and each Shareholder, and (ii) delivers to the Company an opinion of counsel, reasonably satisfactory in form and substance to the Company, to the effect that the execution of this Agreement by such Prospective Transferee makes this Agreement a legal, valid and binding obligation of such Prospective Transferee enforceable against such Prospective Transferee in accordance with its terms. Upon the execution and delivery by such Prospective Transferee of this Agreement and the delivery of the opinion of counsel referred to in clause (ii) of the preceding sentence, such Prospective Transferee shall be deemed a “Shareholder” for purposes of this Agreement and shall have the rights and be subject to the obligations of a Shareholder under this Agreement, in each case with respect to the ordinary shares owned by such Prospective Transferee or in respect of which such Encumbrance shall have been created, incurred or assumed.

SECTION 3.08 Note Purchase Agreement. Notwithstanding anything to the contrary herein, Green Wall Development Ltd.’s right to the Exchangeable Note shall not be subject to any limitation, restriction or Encumbrance set forth herein, including any right of first refusal, co-sale right, tag-along right or put-right.

ARTICLE 4

BOOKS AND RECORDS; FINANCIAL STATEMENTS

SECTION 4.01 Books and Records; Financial Statements. (a) The Company shall at all times prepare and maintain separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Business in accordance with applicable accounting rules consistently applied. The books of account and records of the Company, including this Agreement and any amendments thereto, shall at all times be maintained at the principal place of business of the Company and shall be open to inspection and examination at reasonable times upon reasonable notice by each Shareholder and its duly authorized representatives for any purpose reasonably related to such Shareholder’s interest in the Company. The books of account and records of the Company shall be examined by and reported upon as of the end of each fiscal year by an independent accounting firm of international reputation that shall be selected by the Shareholders (the “Auditors”).

(b) The following financial information, prepared in accordance with applicable accounting rules, shall be transmitted by the Company to each Shareholder at the times hereinafter set forth:

(i)	Within 90 days after the close of each fiscal year, the following financial statements, examined by and certified to by the Auditors:

(A)	the balance sheet of the Company as of the end of such fiscal year;

(B)	the income statement of the Company for such fiscal year;

(C)	the statement of cash flows of the Company for such fiscal year; and

(D)	a copy of the share register of the Company listing the current owners of the Ordinary Shares and the number of Ordinary Shares owned by each Shareholder.

(ii)	As soon as available and in any event within 30 days after the end of each fiscal quarter, a balance sheet for the Company as of the close of such fiscal quarter and statements of income of the Company for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, certified by the Company.

(iii)	As soon as practicable and in any event within 20 days following the end of each calendar month, a monthly operating summary of the Company’s activities in a form to be established by the Board.

(c) The Company shall provide GE and Meditech with its financial statements for each fiscal quarter and for each fiscal year filed with relevant tax authorities and such financial information as may be necessary for computation of the EBITDA Interest Ratio or as reasonably requested by GE or Meditech.

SECTION 4.02 Reporting Requirements. The Company shall furnish to each Shareholder:

(a) as soon as practicable and in any event within ten days after the Company has received notice of the occurrence of any default or event of default under any agreement relating to any material obligation of the Company, a statement of the Company setting forth the details of such default or event of default and the action which the Company has taken and proposes to take with respect thereto; and

(b) promptly after the sending or filing thereof, copies of all reports that the Company sends to any of its creditors generally, and copies of all tax returns that the Company files with any tax authority.

ARTICLE 5

ADDITIONAL AGREEMENTS

SECTION 5.01 New Investors to Execute Agreement. The Company shall not issue any Ordinary Share, unless, prior to the consummation of any such issuance, each Person to whom such Ordinary Share is proposed to be issued executes this Agreement and delivers a copy of this Agreement to the Company and each Shareholder. Upon the execution and delivery by such Person of this Agreement, such Person shall be deemed a “Shareholder” for purposes of this Agreement and shall have the rights and be subject to the obligations of a Shareholder under this Agreement.

SECTION 5.02 Rights to Purchase New Securities. (a) Except for (i) any issuance of restricted share and options to purchase Ordinary Shares pursuant to any share option or incentive plan for employees, officers and directors from time to time, (ii) any issuance of Capital Stock of the Company in connection with any share dividend, subdivision, consolidation or reclassification of Capital Stock, (iii) Ordinary Shares issued in an Initial Public Offering, and (iv) Capital Stock of the Company issued in connection with a strategic partnership or joint venture that has been approved by the Board of Directors, if the Company wishes to issue any New Securities to a Person (the “Proposed Offeree”), each Shareholder shall have the right to purchase, in lieu of the Proposed Offeree, in accordance with paragraph (b) below, a number of New Securities equal to the product of (i) the total number of New Securities which the Company proposes to issue at such time and (ii) a fraction, the numerator of which shall be the total number of Ordinary Shares which such Shareholder owns at such time, and the denominator of which shall be the total number of Ordinary Shares then outstanding prior to such proposed issue of New Securities. The rights given by the Company under this Section 5.02(a) shall terminate if unexercised within 30 days after receipt of the Notice of Issuance referred to in paragraph (b) below.

(b) In the event that the Company proposes to issue New Securities in accordance with this Section 5.02, it shall give written notice (a “Notice of Issuance”) of its intention to each Shareholder, describing the price and all material terms and conditions of the New Securities and the issuance thereof. Each Shareholder shall have the right, for a period of 30 days (which period may be extended pursuant to Section 5.02(f)) from the date of delivery of the Notice of Issuance, by delivery of written notice to the Company (the “Exercise Notice”), to purchase all or a portion of its pro rata share of such New Securities (as determined pursuant to paragraph (a) above) at the same price and on the same terms and conditions as stated in the Notice of Issuance. In the Exercise Notice, the Shareholder shall state the number of New Securities such Shareholder wishes to purchase, including whether such Shareholder wishes to exercise its right of reallotment pursuant to Section 5.02(c).

(c) Each Shareholder shall have a right of reallotment such that, if any Shareholder fails to exercise its right to purchase New Securities or fails to purchase such Shareholder’s full pro rata share of the New Securities, the other participating Shareholders, who have indicated in their Exercise Notice an interest in purchasing realloted New Securities, shall purchase as many of the New Securities not previously purchased (the “Reallotment Securities”) as such Shareholders, in the aggregate, indicated an interest in purchasing in their Exercise Notices, which Reallotment Securities shall be allocated to them pro rata based on the respective amounts of the Reallotment Securities so indicated in their Exercise Notice.

(d) Any New Securities not elected to be purchased by the Shareholders pursuant to Sections 5.02(a) through (c) hereof may be sold by the Company to the Proposed Offeree on the same terms and conditions as set forth in the Notice of Issuance.

(e) If a Shareholder delivers an Exercise Notice, then the payment of New Securities shall be by wire transfer of immediately available funds to such account as may be designated by the Company, against delivery of the New Securities to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after the date of the Exercise Notice (which period may be extended as required by applicable law or to account for any valuation dispute pursuant to Section 5.02(f)).

(f) If the purchase price specified in the Notice of Issuance is payable in property other than cash, the Shareholders shall have the right to pay the purchase price in cash in an amount equal to the value of such property at the time of payment. If the Company and any Shareholders who wish to purchase the New Securities cannot agree on the cash value of such property within ten days after the Shareholders’ receipt of the Notice of Issuance, the value of such property shall be determined by an appraiser of recognized standing selected jointly by the Company and such Shareholders (acting together). If they cannot agree on an appraiser within 20 days after receipt of the Notice of Issuance, within a further five-day period, the Company and such Shareholders (acting together) shall each select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing to determine the value of such property. The value of such property determined by the appraiser selected pursuant to this Section 5.02(f) shall be final and binding on the Company and the Shareholders. The cost of such appraisal shall be shared equally by the Company, on the one hand, and such Shareholders, on the other hand (each Shareholder shall pay its pro rata portion of such costs based on the number of New Securities acquired by such Shareholder). If the time for delivery of the Exercise Notice as specified in Section 5.02(b) has expired but for the determination of the value of the purchase price offered by the Prospective Transferee, then such time shall be extended to the fifth Business Day after such valuation shall have been made pursuant to this Section 5.02(f).

(g) As long as (i) GE remains a Shareholder, the Company shall not, without the prior written consent of GE, issue any New Securities to any Person that is a GE Competitor and (ii) Meditech remains a Shareholder, the Company shall not, without the prior written consent of Meditech, issue any New Securities to any Person that is a Meditech Competitor.

SECTION 5.03 Further Assurances. Each of the parties hereto shall use reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated hereunder, including, without limitation, using reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders required by any governmental authority. Each of the parties hereto shall cooperate with the other parties in order to effect the transactions contemplated hereunder.

SECTION 5.04 Use of Names. Neither the Company nor any of its Affiliates shall use the names of any Shareholder or any Affiliate of a Shareholder in any press release, notice or other publication without the prior consent of such Shareholder, which consent shall not be unreasonably withheld; provided that the Company may use the names of any Shareholder or any Affiliate of a Shareholder in a disclosure if, in the opinion of counsel reasonably acceptable to such Shareholder, such disclosure document which is required by the United States securities laws or any other government laws and regulations, or the rules and regulations of the securities exchange or automated securities trading system where the Company’s securities will be listed or traded upon the Initial Public Offering.

SECTION 5.05 Use of Clinical Database. GE and Meditech and their respective Affiliates shall have complete access to, and full use of, without any restriction and free of royalty fees or other fees, data relating to clinical cases obtained by YDME from hospitals and other medical institutions and any medical professional using YDME’s high intensity-focused ultrasonic device for any lawful purpose in connection with their business, provided that YDME has obtained the necessary consent from such hospitals and other medical institutions and any medical professional. Such data shall include, but shall not be limited to, hospital survey information, medical record information, test reports and imaging records before and after treatment.

SECTION 5.06 No Exclusivity; Corporate Opportunity. (a) In the event a Shareholder is offered, presented with or develops a business opportunity that is primarily based in the PRC and such business opportunity is competitive with the high-intensity-focused ultrasonic business of the Company or its Affiliates in the PRC (excluding Hong Kong, Macao and Taiwan), irrespective of whether such Shareholder believes that the Company would be able (financially or otherwise) or willing to pursue such business opportunity, such Shareholder shall, prior to taking or failing to take any action that would reasonably prevent the Company from pursuing such business opportunity, provide the Company with notice of its intention to pursue such business opportunity (an “Opportunity Notice”). The Opportunity Notice shall describe the business opportunity in reasonable detail and shall specify an estimate of the cost and other terms and conditions on which it proposes to pursue such business opportunity.

(i)	Following delivery of the Opportunity Notice, such Shareholder and the Company shall discuss the Company’s participation in such business opportunity in good faith for a period of time (the “Company Exclusivity Period”) expiring on the earlier of:

(A)	thirty days from delivery of the Opportunity Notice; and

(B)	the date on which the Company notifies such Shareholder that it is not interested in pursuing such business opportunity.

(ii)	If the Company expresses an interest in pursuing such project, the Shareholder shall use reasonable efforts to enable the Company to participate in such project. The Shareholder shall be free to pursue such business opportunity as the Shareholder shall in its discretion determine (i) if no memorandum of understanding or comparable agreement is signed by the Shareholder and the Company during the Company Exclusivity Period or (ii) if the Shareholder and the Company sign a memorandum of understanding or comparable agreement, but no definitive agreement in respect of such memorandum of understanding or comparable agreement is executed by the Shareholder and the Company within three months after the signing of such memorandum of understanding or comparable agreement.

(b) (i) The Company agrees that, with respect to any high intensity-focused ultrasonic project that the Company proposes to undertake, including, without limitation, projects relating to the joint venture between the Company and InSightec-Image Guided Treatment Ltd. as a result of their cooperation, the expansion of the Company’s existing production facilities, or the development of new facilities anywhere in the world, the Company will provide GE with notice of its intention to undertake such project (a “Project Notice”). The Project Notice shall describe the project in reasonable detail and shall specify an estimate of the cost and other terms and conditions on which it proposes to undertake such project.

(ii)	Following delivery of the Project Notice, the Company and GE shall discuss GE’s participation in such project in good faith for a period of time (the “GE Exclusivity Period”) expiring on the earlier of:

(A)	thirty days from delivery; and

(B)	the date on which GE notifies the Company that it is not interested in pursuing such project.

(iii)	If GE expresses an interest in pursuing such project, the Company shall use reasonable efforts to enable GE to participate in such project. The Company shall be free to pursue such business opportunity or otherwise dispose of such business opportunity as the Company shall in its discretion determine (i) if no memorandum of understanding or comparable agreement is signed by the Company and GE during the GE Exclusivity Period or (ii) if the Company and GE sign a memorandum of understanding or comparable agreement, but no definitive agreement in respect of such memorandum of understanding or comparable agreement is executed by the Company and GE within three months after the signing of such memorandum of understanding or comparable agreement.

SECTION 5.07 Transactions Between the Company and the Shareholders or Their Affiliates. (a) No transaction between the Company or its Affiliate, on the one hand, and any Shareholder or its Affiliates, on the other hand, shall be entered into or conducted, and no material terms thereof shall be changed or waived, unless the terms of such transaction or any such proposed change or waiver are disclosed to the other Shareholders and are unanimously approved by the other Shareholders; provided that no such disclosure or approval hereunder shall be required with respect to (i) transactions with any Shareholder or its Affiliates that are at market price and on market terms, or a price and terms no more favorable to such Shareholder or any of its Affiliates than would be available to any Third Party customer for like products or services, (ii) the purchase and sale of ultrasonic or other medical imaging equipment designed as a component of, or for use with the products of, the Company and its Affiliates pursuant to the Supply Agreement, and (iii) the distribution of the products of YDME by GE or any Affiliates of GE pursuant to Section 5.07(b).

(b) The Company hereby grants GE a right of first refusal to act, or to designate one or more of GE’s Affiliates to act, as the sole and exclusive distributor of the high intensity-focused ultrasonic device of YDME outside the PRC. Such distribution may be conducted directly or indirectly (through dealer or other channels) by GE or any Affiliates of GE.

(c) In the event that (i) the Company sells or otherwise transfers all or substantially all of the assets of the Company or its Business to any Person, or (ii) the Company or YDME consolidates with or merges into any Person and would not be the continuing or surviving corporate of such consolidation or merger, the Company shall cause such Person to assume and agree to perform and discharge the obligations of YDME under the Supply Agreement and under or arising from Section 5.07(b). Any such sale, transfer, consolidation or merger shall be of no force and effect unless such Person has agreed to assume, perform and discharge the obligations of YDME under the Supply Agreement and under or arising from Section 5.07(b).

SECTION 5.08 Confidential Information. Each Shareholder agrees to, and shall cause its Affiliates, and its and their officers, directors, employees, agents, representatives, accountants and counsel to, treat and hold as confidential (and not disclose or provide access to any Person), unless compelled to disclose by judicial or administrative process or by other requirement of applicable law or in connection with the preparation of an Initial Public Offering, this Agreement and the transactions contemplated hereby, any and all confidential information relating to trade secrets, processes, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the other Shareholders, the Business and the Company furnished to or acquired by such Shareholder; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by such Shareholder, its Affiliates, or its or their officers, directors, employees, agents, representatives, accountants or counsel.

SECTION 5.09 Initial Public Offering. If the Company makes an Initial Public Offering and lists any shares of its Capital Stock on any securities exchange, prior to the consummation of the Initial Public Offering, the Company shall, at its sole expense, cause at least ten percent (10%) of the shares of Capital Stock owned by each of GE and Meditech as of the date hereof to be included in the Initial Public Offering and be listed on such securities exchange.

SECTION 5.10 Business Conduct. The Company will at all times conduct its business in accordance with applicable laws and in an ethical manner. The Company acknowledges receipt of GE’s policy in this regard, entitled “Integrity: The Spirit and Letter of Our Commitment”.

ARTICLE 6

INDEMNIFICATION

SECTION 6.01 Indemnification of Covered Persons. The Company shall indemnify each Covered Person against, and hold each Covered Person harmless from, all claims, suits, judgments, losses, damages, fines or costs (including reasonable legal fees and expenses, but not including any incidental, consequential or punitive damages, loses and expenses) (“Losses”) arising out of or resulting from the Company’s breach of or failure to perform any agreement or covenant made by the Company contained herein.

ARTICLE 7

MISCELLANEOUS

SECTION 7.01 Term. This Agreement shall become effective upon the execution hereof by all the parties hereto and shall continue in effect until the earlier to occur of (a) the consummation of an Initial Public Offering, provided that Article 2, Sections 5.04, 5.05, 5.06, 5.07 and 5.10 shall survive the consummation of an Initial Public Offering and (b) any date agreed upon in writing by all of the parties hereto. For the avoidance of doubt, any termination of this Agreement with respect to one Shareholder shall not prejudice the rights of any other Shareholder hereunder, or the rights of the Company with respect to any other Shareholder. This Agreement shall continue to be in full force and effect with respect to such other Shareholder.

SECTION 7.02 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses except as otherwise provided in the Subscription Agreement.

SECTION 7.03 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by a responsible overnight courier service, by telecopy or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.03):

(a)	if to the Company:

China Medical Technologies, Inc.

24 Yongchang North Road

Beijing Economic-Technological Development Area

Beijing 100176

Telecopy: (8610) 6788-4642

Attention: Mr. Xiaodong Wu

With a copy to:

Latham & Watkins LLP

41st Floor

One Exchange Square

8 Connaught Place, Central

Hong Kong

Telecopy: (852) 2522-7006

Attention: David Zhang, Esq.

(b)	if to Chengxuan:

Chengxuan International Ltd.

24 Yongchang North Street

Beijing Economic and Technology Development Zone

Beijing 100176

Telecopy: (8610) 6788-4642

Attention: Mr. Xiaodong Wu

With a copy to:

Latham & Watkins LLP

41st Floor

One Exchange Square

8 Connaught Place, Central

Hong Kong

Telecopy: (852) 2522-7006

Attention: David Zhang, Esq.

(c)	if to GE:

General Electric International Operations Company, Inc.

1 Yongchang North Road

Beijing Economic-Technological Development Area

Beijing 100176

Telecopy: (8610) 6787-5022

Attention: Qiao Gangliang, Esq.

with a copy to:

Shearman & Sterling LLP

2318 China World Tower Two

1 Jianguomenwai Dajie

Chaoyang District

Beijing 100004

Telecopy: (8610) 6505-1818

Attention: Lee Edwards, Esq.

(d)	if to Meditech:

Golden Meditech (BVI) Company Limited

Suite A, 36/F, Bank of China Tower

1 Garden Road

Central, Hong Kong

Telecopy: (852) 2868-6981

Attention: Ms. Ting (Tina) Zheng

with a copy to:

Jones Day

31st Floor, Edinburgh Tower

The Landmark

15 Queen’s Road Central

Hong Kong

Telecopy: (852) 2868-5871

Attention: Barbara Mok, Esq.

SECTION 7.04 Public Announcements. Subject to Section 5.03(b) of the Subscription Agreement and except as required by law or by the requirements of any securities exchange on which the securities of any party hereto are listed, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the Company and each of the Shareholders, and the Company and the Shareholders shall cooperate as to the timing and contents of any such press release or public announcement.

SECTION 7.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 7.06 Time is of Essence. Time shall be of essence as regards any date or period set forth in this Agreement and any date or period substituted for the same by agreement of the parties hereto or otherwise.

SECTION 7.07 Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 7.08 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, all parties hereto or (b) by a waiver in accordance with Section 7.07. If the Shareholders agree to consummate an Initial Public Offering, each Shareholder agrees to negotiate in good faith to amend this Agreement to the extent necessary or desirable for the consummation of the Initial Public Offering.

SECTION 7.09 Assignment and Succession. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Company and the Shareholders (which consent may be granted or withheld in the sole discretion of each party). The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 7.10 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever.

SECTION 7.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 7.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without regard to the principles of conflicts of law thereof. The parties hereto irrevocably submit to the non-exclusive jurisdiction of any state or federal court sitting in the County of New York, in the State of New York over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 7.13 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to described, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

SECTION 7.14 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories hereunto duly authorized as of the date first above written.

CHINA MEDICAL TECHNOLOGIES, INC.

By:	/s/ Xiaodong Wu
Name:	Xiaodong Wu
Title:	Chief Executive Officer

CHENGXUAN INTERNATIONAL LTD

By:	/s/ Xiaodong Wu
Name:	Xiaodong Wu
Title:	Director

GENERAL ELECTRIC INTERNATIONAL OPERATIONS COMPANY, INC.

By:	/s/ Chih Chen
Name:	Chih Chen
Title:

GOLDEN MEDITECH (BVI) COMPANY LIMITED

By:	/s/ Kam Yuen
Name:	Kam Yuen
Title:	Director

SCHEDULE A

OWNERSHIP OF ORDINARY SHARES

Shareholder	Number of Shares	Percentage of Shareholding
Chengxuan	110,020,000	55.01%
Meditech	50,000,000	25.0%
GE	39,980,000	19.99%

	200,000,000	100.0%